Exhibit 99.1

November 9, 2022

Dear Fellow Shareholders:

For Q3 2022:

•
GAAP revenue grew 11% to approximately $77.4 million; Adjusted Revenue1 grew 8% to approximately $77.4 million.
•
Net income was approximately $14.8 million, an increase of 49%; Adjusted EBITDA1 grew 15% to $32.4 million. Net income margin was 19%; Adjusted EBITDA Margin1 was 42%.
•
GAAP Gross Margin was 74%; Adjusted Gross Margin1 was 77%.
•
Longer-Term Revenue grew 25% to $33.0 million, representing 43% of total revenue.
•
Cash flow from operations was $22.5 million; Free Cash Flow1 was $18.8 million.

This is the first time since Q3 2010 (46 quarters over 12 years) that TechTarget has missed both quarterly revenue and Adjusted EBITDA1 guidance. As you know, we have a very good forecasting track record, so what happened?

We finished Q2 with positive momentum beating revenue and Adjusted EBITDA guidance, so despite all the noise about the worsening economy, our business was strong.

Q3 is historically slower in July and August, especially in Europe, so it is seasonally the most back loaded quarter of the year. Typically, September is a healthy bookings month, which is a key to a strong Q3 and Q4. This year, the usual post Labor Day burst did not materialize. This weakness has continued through October and November and is reflected in our Q4 guidance.

We have seen this behavior pattern before when the economy weakens. Companies indiscriminately slow down discretionary sales and marketing spending across the board while they reassess their priorities. We welcome this focus on quality and ROI as we believe this approach favors us in the long term and is an opportunity for us to gain market share.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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We are still finalizing our 2023 planning, so it is too early to give an exact range, but we can provide our initial planning assumptions. We expect that our customers will continue to take a cautious approach to sales and marketing spending through the first half of next year, and as a result, we believe our results will be flat or down when compared to the first half of 2022, with modest improvement in the second half of the year. Today, for 2023, we are expecting mid-single digit revenue growth and approximately 40% EBITDA margins. This guidance, however, is subject to change and we will provide a more detailed forecast for 2023 with our February earnings release.

As we plan for 2023, there are a few principles that we expect to continue to rely on. First, we believe that there are long-term structural tailwinds that provide us with an opportunity to return to healthy double-digit revenue growth rates. Philosophically, we believe in using our strong competitive position and financial strength to “play offense” during periods of macroeconomic weakness and continue to re-invest in our business. We do not believe that many of our smaller competitors have the wherewithal to invest in the face of macroeconomic weakness and therefore we can gain market share.

Second, in regards to expenses, part of TechTarget’s DNA is to spend and invest wisely. As part of our 2023 planning, we will scrutinize every expense and make reductions where appropriate. We are committed to maintaining our 40% Adjusted EBITDA margins, for 2023 and continued healthy cash flow conversion as we have demonstrated with over 19 consecutive years of positive free cash flow.

It is important to remember that TechTarget’s business is much stronger today than it was during the last recession. We have 3 times the revenue and double the Adjusted EBITDA1 margin than we had in 2009. In 2009, we had negligible revenue from longer-term contracts; today approximately 40% of our revenue is derived from longer-term contracts. In 2009, we had about 1,000 customers. Today we have approximately 3,200 customers. In 2009, our legacy global customers2 represented 32% of our revenue. In 2021, those same legacy global customers represented less than 20% of our revenue. In 2009, our largest customers were primarily hardware technology companies. Today, they are primarily leading cloud and software vendors. In 2009, brand revenue, which is our most economically sensitive revenue stream, was about 30% of revenue. Today it is about 10% of revenue. Today, we believe we are the clear leader in our space, with a robust product suite, which allows us to address the evolving needs of our customers. From a balance sheet perspective, we have about $384 million in cash and investments and we expect to generate approximately $100 million in cash provided by operating activities for 2023.

The relative strength of our business is only one reason we are optimistic about our prospects during a recession. There are many other dynamics that are in our favor and many of them are not directly affected by the macroeconomic environment.

We also believe the current IT market dynamic is very different than the dynamics present in previous downturns. Most of our customers have subscription revenue streams. Admittedly, it will likely be harder for our customers to win new deals and this will in turn put pressure on sales and marketing budgets, but we believe their existing revenue should be stable. This is very different than in the past when our customer’s revenue could decline significantly during a recession.

___________________
2 Defined as a static cohort comprised of our ten historically largest on premises hardware technology companies.

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The modernization of the sales and marketing organization is a strong and durable trend. It is hard to compete in today’s IT market without a data-driven go-to-market strategy. As the leading provider of first party purchase intent data in the enterprise IT market, we will continue to benefit from this trend. Despite the weakness in Q3, Priority Engine revenues grew 15% in the quarter.

We will continue to invest in Priority Engine. In fact, we have doubled the number of engineers working on the product this year. Some key areas of 2023 development include further integration into Salesforce with bi-directional data flow, campaign orchestration from within Priority Engine, additional program impact reporting, market insights to inform marketing and sales outreach and alert-driven account and prospect intelligence for our sales users. It is still early days in regards to our sales-specific module. Today, we have approximately 3,200 customers but there are over 18,000 technology companies globally with more than $50 million a year of revenue according to CapIQ3. We believe most of those companies are good candidates for the Priority Engine sales module. While, we expect that our roll out to those customers will be slowed by macroeconomic weakness in the short term, we think the long-term opportunity is enormous.

Our fastest growing offering is Content Enablement, which is powering our Content to Close strategy, where we work with our customers to produce content that they use to fuel their marketing and sales outreach. As younger demographics gain more influence in large technology decisions, we believe they will want to do self-serve research as much as possible similar to the way they make real estate or automobile purchases. Most technology companies’ current go-to-market strategy is very sales rep heavy. We believe this approach is going to need to transform in the coming years to adjust to the changing buyer dynamics. The companies that win business will have a comprehensive content strategy to effectively influence buyers before their sales reps get involved. We are uniquely positioned to help our customers make this transition, especially with the acquisitions of Enterprise Strategy Group (“ESG”) and BrightTALK. This will continue to be an area we invest in aggressively.

Third, we believe that our privacy competitive advantages of first party data and a permission-based audience will continue to provide a tailwind as we expect our customers’ sensitivity to privacy issues and increased government regulations will continue to expand. We believe obtaining purchase intent data from a permission-based audience on owned and operated websites provides us with a significant competitive advantage, which will become even more apparent when Google eliminates third-party cookies.

Finally, in regards to capital allocation, we expect to continue to look for acquisitions like BrightTALK and ESG that add to our product capabilities. We also see a big opportunity to expand our total addressable market by doing more vertical acquisitions like Xtelligent. We believe there are multiple technology-enabled verticals that share characteristics with the Enterprise IT space. These include significant purchase price, complex buying process, long lead times and large buyer teams.

___________________

3 Defined as total number of companies classified within Information Technology industry with revenue greater than $50mm in LTM to September 30, 2021 (data as of 11/25/2021).

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Overall, we are proud of TechTarget’s transformation over the past five years, but we are even more optimistic about our opportunity over the next five years. As you know, historically, we have been most aggressive with our buybacks in the face of weakness. Over time, we have retired 49% of our outstanding shares using a combination of cash flow and debt. Today, we are announcing a new re-purchase program which will authorize the repurchase of up to $200 million of our common stock and convertible debt over the next two years.

Balance Sheet and Liquidity

As of September 30, 2022, we had approximately $384.3 million in cash, cash equivalents and short-term investments.

As of September 30, 2022, we had approximately $465 million outstanding aggregate principal of convertible senior notes, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable note indenture. Our 2025 convertible senior notes ($51 million aggregate principal amount outstanding as of September 30, 2022) bear interest at 0.125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. Our 2026 convertible senior notes ($414 million aggregate principal amount outstanding as of September 30, 2022) do not bear interest and mature in December 2026. We also have $75 million available under our revolving credit facility with a $5 million letter-of-credit sublimit and a maturity date of October 29, 2023.

Common Stock Repurchase Plan

During the quarter ended September 30, 2022, we repurchased 450,373 shares of our common stock for an average price of $61.57 per share for a total expenditure of $27.7 million, under our share buyback program approved by our board of directors in May 2022 (“May 2022 Program”). As of September 30, 2022, we have approximately $19.0 million left in the $50 million May 2022 Program.

As noted above, we are announcing a new re-purchase program which will authorize the repurchase of up to $200 million of our common stock and convertible debt over the next two years (“November 2022 Program”).

Q4 2022 and full year 2022 Guidance

For Q4 2022, we expect GAAP revenue to be between $70.0 million and $72.0 million. We expect Q4 2022 net income to be between $7.7 million and $8.4 million and Adjusted EBITDA1 to be between $27.5 million and $28.5 million.

For 2022, we expect GAAP revenue to be between $294.0 million and $296.0 million. We expect net income to be between $42.0 and $42.8 million and Adjusted EBITDA1 to be between $121.3 million and $122.3 million.

Summary

We believe our position as a leader in our space, our robust product suite and our strong balance sheet will serve as an opportunity to play offense and gain market share during this period of economic uncertainty.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2022 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

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Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 9:00 a.m. (Eastern Time) today (November 9, 2022). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

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United States (Toll Free): 1 833 927 1758
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United States (Local): 1 646 904 5544
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United States: 1 844 200 6205
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Canada (Toll Free): 1 833 950 0062
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Canada (Local): 1 226 828 7575
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All Other Locations: + 1 929 526 1599
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Access code: 750894
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Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning November 9, 2022 one (1) hour after the conference call through December 7, 2022 at 9:00 a.m. ET. To listen to the replay:

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United States (Toll Free): 1 866 813 9403
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United States (Local): 1 929 458 6194
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Canada: 1 226 828 7578
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United Kingdom (Local): 0204 525 0658
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All other locations: +44 204 525 0658
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Access Code: 982531

The webcast replay will also be available on https://investor.techtarget.com during the same period.

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Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

“Revenue from Our Legacy Global Customers” means GAAP revenue from this cohort of customers.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Revenue and Adjusted Net Income Per Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free

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Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. We use revenue from our legacy global customers to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

Cautionary Note Regarding Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; the impact of foreign currency exchange rates; inflation, interest rate fluctuations and general economic and market conditions on our results and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	September 30, 2022	December 31, 2021
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$364,269	$361,623
Short-term investments	19,991	20,076
Accounts receivable, net of allowance for doubtful accounts of $4,233 and $2,514 respectively	60,720	51,095
Prepaid taxes	—	51
Prepaid expenses and other current assets	4,877	5,266
Total current assets	449,857	438,111
Property and equipment, net	21,833	18,720
Goodwill	189,887	197,073
Intangible assets, net	93,843	110,390
Operating lease assets with right-of-use	21,104	23,339
Deferred tax assets	2,272	474
Other assets	639	893
Total assets	$779,435	$789,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,207	$3,783
Current operating lease liability	3,775	4,073
Accrued expenses and other current liabilities	12,375	16,638
Accrued compensation expenses	2,412	14,540
Income taxes payable	2,621	474
Contract liabilities	31,330	30,492
Total current liabilities	59,720	70,000
Non-current operating lease liability	21,257	24,021
Convertible senior notes	455,068	453,194
Other liabilities	—	2,779
Deferred tax liabilities	13,552	16,249
Total liabilities	549,597	566,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 57,740,251 and 57,144,740 shares issued, respectively; 29,520,589 and 29,633,898 shares outstanding, respectively	57	57
Treasury stock, at cost; 28,219,662 and 27,510,842 shares, respectively	(245,025)	(199,796)
Additional paid-in capital	417,745	383,436
Accumulated other comprehensive income (loss)	(16,121)	298
Retained earnings	73,182	38,762
Total stockholders’ equity	229,838	222,757
Total liabilities and stockholders’ equity	$779,435	$789,000

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TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$77,412	$69,751	$224,453	$186,431
Cost of revenue(1)	19,118	16,805	56,715	49,087
Amortization of acquired technology	654	766	2,097	2,307
Gross profit	57,640	52,180	165,641	135,037
Operating expenses:
Selling and marketing(1)	25,982	25,403	75,035	69,108
Product development(1)	2,791	2,790	8,990	8,247
General and administrative(1)	8,520	13,432	24,051	26,075
Depreciation, excluding depreciation of $704, $503, $1,980 and $1,330, respectively, included in cost of revenue	1,847	1,454	5,279	4,063
Amortization	120	1,969	4,109	5,257
Total operating expenses	39,260	45,048	117,464	112,750
Operating income	18,380	7,132	48,177	22,287
Interest and other income (expense), net	(109)	(199)	(1,653)	(1,381)
Income before provision for income taxes	18,271	6,933	46,524	20,906
(Benefit) Provision for income taxes	3,430	(3,051)	12,104	3,992
Net income	$14,841	$9,984	$34,420	$16,914
Other comprehensive income (loss), net of tax:
Unrealized loss on investments (net of tax provision effect of $(7), $0, $(66) and $0, respectively)	$(24)	$—	(231)	$—
Foreign currency translation loss	(6,456)	(3,330)	(16,188)	(1,721)
Other comprehensive loss	(6,480)	(3,330)	(16,419)	(1,721)
Comprehensive income	$8,361	$6,654	$18,001	$15,193
Net income per common share:
Basic	$0.50	$0.35	$1.16	$0.60
Diluted	$0.46	$0.32	$1.06	$0.56
Weighted average common shares outstanding:
Basic	29,637	28,473	29,640	28,255
Diluted	33,934	32,267	34,226	32,170

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$744	$435	$2,153	$1,331
Selling and marketing	6,290	5,305	16,886	12,363
Product development	391	139	1,222	915
General and administrative	3,289	8,437	9,243	12,319

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Nine Months Ended
	September 30,
	2022	2021
	(Unaudited)
Operating activities:
Net income	$34,420	$16,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,259	5,393
Amortization	6,206	7,564
Provision for bad debt	1,886	43
Stock-based compensation	29,504	26,928
Amortization of debt issuance costs	1,873	982
Deferred tax (benefit) provision	(2,366)	2,839
Changes in operating assets and liabilities:
Accounts receivable	(12,688)	(5,388)
Operating lease assets (ROU)	1,997	3,662
Prepaid expenses and other current assets	384	(5,596)
Other assets	226	390
Accounts payable	3,529	(1,298)
Income taxes payable	2,255	308
Accrued expenses and other current liabilities	2,167	(6,295)
Accrued compensation expenses	(2,893)	48
Operating lease liability (ROU)	(2,386)	(3,438)
Contract liabilities	2,324	13,823
Other liabilities	(2,777)	207
Net cash provided by operating activities	70,920	57,086
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(10,859)	(9,245)
Purchases of investments	(211)	(5,001)
Acquisitions of businesses, net	—	(24,346)
Net cash used in investing activities	(11,070)	(38,592)
Financing activities:
Tax withholdings related to net share settlements	(4,382)	(370)
Purchase of treasury shares and related costs	(45,228)	—
Registration fees	—	(29)
Proceeds from stock option exercises	98	16
Payment of earnout liabilities	(5,206)	(1,059)
Net cash used in financing activities	(54,718)	(1,442)
Effect of exchange rate changes on cash	(2,486)	(285)
Net increase in cash	2,646	16,767
Cash at beginning of period	361,623	82,616
Cash at end of period	$364,269	$99,383
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$12,255	$5,367
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$726	$203

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenues	$77,412	$69,751	$224,453	$186,431
Impact of fair value adjustment on acquired unearned revenue	—	1,762	1,676	10,058
Adjusted Revenue	$77,412	$71,513	$226,129	$196,489

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Gross Profit	$57,640	$52,180	$165,641	$135,037
Stock compensation	744	435	2,153	1,331
Depreciation and amortization	1,358	1,269	4,077	3,637
Impact of fair value adjustment of acquired unearned revenue	—	1,762	1,676	10,058
Adjusted Gross Profit	$59,742	$55,646	$173,547	$150,063
Gross Margin	74%	75%	74%	72%
Adjusted Gross Margin	77%	78%	77%	76%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$22,481	$23,205	$70,920	$57,086
Purchases of property and equipment, and other capitalized assets, net	(3,696)	(3,020)	(10,859)	(9,245)
Free Cash Flow	$18,785	$20,185	$60,061	$47,841

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$14,841	$9,984	$34,420	$16,914
Interest expense (income), net	(717)	379	207	1,152
(Benefit) Provision for income taxes	3,430	(3,051)	12,104	3,992
Depreciation and amortization	3,325	4,692	13,465	12,957
EBITDA	20,879	12,004	60,196	35,015
Stock-based compensation expense	10,714	14,316	29,504	26,928
Other expense, net, including acquisition costs of $0, $310, $0 and $558, respectively	826	130	1,445	787
Impact of fair value adjustment on acquired unearned revenue	—	1,762	1,676	10,058
Adjusted EBITDA	$32,419	$28,212	$92,821	$72,788
Net income margin	19%	14%	15%	9%
Adjusted EBITDA Margin	42%	39%	41%	37%

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$14,841	$9,984	$34,420	$16,914
(Benefit) Provision for income taxes	3,430	(3,051)	12,104	3,992
Net income before taxes	18,271	6,933	46,524	20,906
Amortization of intangible assets	774	2,734	6,206	7,564
Acquisition and Other NR Costs	—	310	—	558
Stock-based compensation expense	10,714	14,316	29,504	26,928
Foreign exchange loss, impairment and interest expense	1,496	211	3,448	1,415
Impact of fair value adjustment on acquired unearned revenue	—	1,762	1,676	10,058
Adjusted income tax provision (1)	(8,163)	(6,798)	(22,937)	(17,471)
Adjusted Net Income	$23,092	$19,468	$64,421	$49,958

Net income per diluted share(2)	$0.46	$0.32	$1.06	$0.56
Weighted average diluted shares outstanding	$33,934	$32,267	$34,226	$32,170

Adjusted Net Income Per Diluted Share	$0.68	$0.60	$1.88	$1.55
Adjusted weighted average diluted shares outstanding (3)	$33,934	$32,267	$34,226	$32,170

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
Includes add back of $0.6 million and $1.9 million in interest expense for the 2025 and 2026 notes for the three and nine months ended September 30, 2022, respectively and add back of $0.4 million and $1.2 million in interest expense for the 2025 and 2026 notes for the three and nine months ended September 30, 2021, respectively.
(3)
Adjusted weighted average diluted shares outstanding for the three and nine months ended, September 30, 2022 includes 4.4 million shares and 4.6 million shares respectively, related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond. Adjusted weighted average diluted shares outstanding for the three and nine months ended, September 30, 2021 includes 3.8 million shares and 3.9 million shares respectively, related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond.

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TechTarget, Inc.

Financial Guidance for the Three Months Ended December 31, 2022

(in 000’s)

(Unaudited)

	Three Months Ended December 31, 2022
	Range
Revenue	$70,000	$72,000

Net Income	7,650	8,350
Depreciation, amortization and stock-based compensation	14,200	14,200
Interest and other expense, net	700	700
Provision for income taxes	4,950	5,250
Adjusted EBITDA	$27,500	$28,500

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